UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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RCM TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Copies to:

Justin W. Chairman, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 (215) 963-5061	Keith E. Gottfried, Esq. Alston & Bird LLP 950 F. Street, N.W. Washington, DC 20004-1404 (202) 239-3679

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RCM Technologies, Inc., a Nevada corporation (“RCM” or the “Company”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its stockholders in connection with its 2013 Annual Meeting of Stockholders to be held on December 5, 2013 and at any and all adjournments or postponements thereof (the “2013 Annual Meeting”). In connection with its 2013 Annual Meeting, RCM has filed a definitive proxy statement and a WHITE proxy card with the SEC on October 30, 2013, and has commenced the mailing of a definitive proxy statement and WHITE proxy card to its stockholders.

RCM’s Corporate Governance Guidelines

Attached hereto is a copy of the amended and restated corporate governance guidelines that have been adopted by the RCM Board of Directors (the “RCM Board”), referred to in a press release issued on November 18, 2013 and posted to RCM’s website. The RCM Board believes these corporate governance guidelines are reflective of best practices in corporate governance and will strengthen the functionality of the RCM Board and its ability to serve the long-term interests of stockholders.

Additional Information and Where to Find It

RCM, its directors and certain of its executive officers and employees are deemed to be participants in the solicitation of proxies from RCM’s stockholders in connection with the 2013 Annual Meeting.  RCM filed a definitive proxy statement with the SEC on October 30, 2013 (the “RCM Proxy Statement”) in connection with the solicitation of proxies for the 2013 Annual Meeting.

STOCKHOLDERS ARE URGED TO READ THE RCM PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT RCM WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the RCM Proxy Statement filed with the SEC in connection with the 2013 Annual Meeting. To the extent holdings of RCM’s securities have changed since the amounts shown in the RCM Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Stockholders can obtain, free of charge, copies of the RCM Proxy Statement and any other documents filed by RCM with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (www.sec.gov), at RCM’s website (www.rcmt.com) or by writing to Mr. Kevin Miller, Chief Financial Officer, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, NJ  08109. In addition, copies of the proxy materials may be requested from RCM’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2885.

AMENDED AND RESTATED

CORPORATE GOVERNANCE GUIDELINES

OF

RCM TECHNOLOGIES, INC.

(Amended and Restated by the Board of Directors on November 17, 2013)

1.                                      Introduction

The Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board” or “Board of Directors”) of RCM Technologies, Inc., a Nevada corporation (the “Company”), has developed, and the Board has adopted, these Corporate Governance Guidelines (the “Guidelines”) to assist the Board in the exercise of its responsibilities and to serve best the interests of the Company and its stockholders. These Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing long-term stockholder value.

These Guidelines are not intended to change or interpret any Federal or state law or regulation, including the Nevada Revised Statutes, or the articles of incorporation of the Company or the by-laws of the Company (as amended and restated, the “Bylaws”). The Guidelines are intended to serve as a flexible framework within which the Board may conduct its business and not as a set of legally binding obligations.

The Committee shall review these Guidelines periodically and recommend amendment to the Board as it determines to be necessary or appropriate. Upon such recommendation, the Board may modify these Guidelines from time to time as it determines to be necessary or appropriate.

2.                                      Directors’ Responsibilities

The primary responsibility of the Board is to exercise its business judgment to act in what it reasonably believes to be the best interests of the Company and its stockholders. In carrying out its responsibilities, the Board selects the Company’s management, acts as an advisor to management and oversees management’s performance.  It is management’s responsibility to manage the day-to-day operations of the Company.  The responsibilities of the Board include, but are not limited to, the following:

(a)                                 providing advice and counsel to the Chief Executive Officer (the “Chief Executive Officer”) and principal senior executives;

(b)                                 selecting, regularly evaluating, fixing the compensation of, and, where appropriate, replacing the Chief Executive Officer;

(c)                                  overseeing the conduct of the Company’s business and strategic plans to evaluate whether the business is being properly managed;

(d)                                 reviewing and approving the Company’s financial objectives and major corporate plans and actions;

(e)                                  reviewing and approving major changes in the appropriate auditing and accounting principles and practices;

(f)                                   providing oversight of internal and external audit processes and financial reporting;

(g)                                  providing oversight of risk assessment and protection processes and processes designed to ensure legal and regulatory compliance;  and

(h)                                 performing such other functions as the Board believes are appropriate or necessary, or as otherwise prescribed by rules or regulations.

The Board of Directors discharges its responsibilities either directly or by delegating certain responsibilities to its committees. To discharge their responsibilities, the directors recognize that they have the obligation individually and collectively to pay careful attention and be properly informed. In discharging their responsibilities, directors should be entitled to rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors. The directors shall also be entitled to have the Company purchase reasonable directors’ and officers’ liability insurance on their behalf, to the benefits of indemnification to the fullest extent permitted by applicable law and the Company’s articles of incorporation, by-laws and any indemnification agreements.

3.                                      Candor and Avoidance of Conflicts

The directors recognize that candor and the avoidance of conflicts in fact and in perception are hallmarks of the accountability owed to the stockholders.  Directors have a personal obligation to disclose any potential conflicts of interest to the Lead Independent Director and the Chairman of the Board prior to any Board discussion or decision related to the matter and, if the Lead Independent Director and/or Chairman, in consultation with legal counsel, determines a conflict exists or the perception of a conflict is likely to be significant, to recuse themselves from any discussion or vote related to the matter.

4.                                      Independent Directors

The Board shall be comprised of a majority of directors who qualify as independent directors (“Independent Directors”) under the listing rules of the Nasdaq Stock Market (“NASDAQ”). No more than two management executives may serve on the Board at the same time.  The Board shall review annually the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Following such annual review, only those directors who the Board affirmatively determines have no material relationship with the Company (or any of its affiliates (as used herein, such term shall have the meaning set forth in Rule 144(a)(1) promulgated under the Securities Act of 1933, as amended)), either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company, will be considered Independent Directors, subject to additional qualifications prescribed under the listing rules of NASDAQ or under applicable law. The Board may adopt and. disclose categorical standards to assist it in determining director independence.

5.                                      Chairman’s Responsibilities

The Chairman of the Board’s responsibilities will include: (a) convening and chairing the regular and, unless the Chairman of the Board is not an Independent Director, executive sessions of the Board; (b) approving agendas and schedules for meetings of the Board and information sent to the Board; and (c) being the Director primarily responsible for consultations and communications with stockholders.

6.                                      Size of Board

The Board believes that it should generally have no fewer than five and no more than nine directors. This range permits diversity of experience without hindering effective discussion or diminishing individual, accountability. The size of the Board could, however, be increased or decreased if determined to be appropriate by the Board.  For example, it may be desirable to increase the size of the Board in order to accommodate the availability of an outstanding candidate for director. The Board does not have any Emeritus Directors at present. These are directors who participate in meetings but do not vote. The Board does not have a policy on the number of Emeritus Directors.

7.                                      Lead Independent Director

If the Chairman of the Board is not an Independent Director, the Company’s Independent Directors will designate one of the Independent Directors on the Board to serve as a lead Independent Director (the “Lead Independent Director”).  If the Chairman of the Board is an Independent Director then he or she shall serve as Lead independent Director. The Lead Independent Director’s duties is intended to the following: presiding at all meetings at which the Chairman is not present including presiding at executive sessions of the Board (without management present) at every regularly scheduled Board meeting, serving as a liaison between the Chairman (and management) and the independent directors, approving meeting agendas, time schedules and other information provided to  the Board, and being available for direct communication and consultation with major stockholders upon request.  RCM’s lead independent director also has the authority to call meetings of the independent directors. In performing the duties described, above, the Lead Independent Director is expected to consult with the Chairmen of the appropriate Board committees and solicit their participation in order to avoid diluting the authority or responsibilities of such committee Chairmen.)

8.                                      Regular Executive Sessions of Non-Management Directors

The Chief Executive Officer and other key members of management regularly attend meetings of the Board by invitation.  The directors who qualify as “independent” under NASDAQ listing standards will meet in executive session at each regularly scheduled meeting of the Board. In addition, non-employee directors will meet in regularly scheduled executive sessions without management present to discuss issues relating to management performance and any other issue that may involve a conflict concerning management. The Lead Independent Director shall preside at these meetings. The Lead Independent Director and/or a Board majority can convene an executive session, and such sessions are held at each in-person meeting. The meetings have such agendas and procedures as determined by the directors.

9.                                      Directors Who Change Their Present Job Responsibility

The Board does not believe that directors who retire or change the position they held when they became a member of the Board should necessarily leave the Board. Promptly following such event, the director must notify the Committee, which shall review the continued appropriateness of the affected director remaining on the Board under the circumstances. The affected director is expected to act in accordance with the Committee’s recommendation following such review.

10.                               Board Membership Criteria

The Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current composition of the Board as a whole. This assessment should include issues of diversity, age, skills such as understanding of technology, finance and marketing and international background - all in the context of an assessment of the perceived needs of the Board at that point in time.

11.                               Director Nominations

The Board shall be responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Committee is responsible for identifying, screening and recommending candidates to the Board for Board membership. When formulating its Board membership recommendations, the Committee shall also consider advice and recommendations from others, as it deems appropriate.

12.                               Director Resignation Policy

Any incumbent director who does not receive the affirmative vote of the majority of the votes cast, as defined in the Bylaws, in any non-Contested Election for the Board, should submit his or her resignation from the Board within 30 days after the results of such election are certified.  The Committee shall, within 30 days after receipt of the resignation offer, consider such offer and recommend to the Board whether to accept it.  The Board will act on the Committee’s recommendation within 90 days following certification of the results of such election and will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a press release.

13.                               Orientation and Continuing Education

The Committee oversees directors’ orientation and education program designed to enhance the knowledge and skills necessary or appropriate for the performance of the director’s duties and responsibilities. All new directors must participate in an orientation program, which should be conducted as soon as practicable, but in any event within ninety (90) days of the new directors’ appointments. This orientation will include background materials as well as presentations by senior management to familiarize new directors with the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Conduct and Ethics, its principal officers, and its independent auditors. All other directors are also invited to attend the orientation program. All directors will participate in such continuing education programs as the Committee may specify.

14.                               Commitment and Limits on Other Activities

Directors are expected to limit the number of other boards (excluding non-profits) on which they serve to between three (3) and five (5), with the lower limit applying to directors who are engaged full-time in another business. A director who also serves as Chief Executive Officer of the Company or any other public company is expected to serve as a director at no more than three public companies (including the Company). Directors are required to advise the Chairman of the Board, the Chief Executive Officer and the Chairman of the Committee in advance of accepting an invitation to serve on another board (excluding non-profits). No director may serve on the Audit Committee of more than two (2) other public company boards.

15.                               Director Tenures

The Board does not believe that it should establish term limits for directors. After deliberation, the Board has determined that term limits hold the disadvantage of losing the contributions of directors who have been able to develop, over a period of years, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole. As an alternative to term limits, the Committee shall consider, in connection with each director nomination recommendation, the issue of continuing director tenure and take steps as may be appropriate to ensure that the Board as a whole maintains an openness to new ideas and a willingness to critically re-examine the status quo. An individual director’s renomination is dependent upon such director’s performance evaluation, as well as a suitability review, each to be conducted, by the Committee in connection with each director nomination recommendation.

16.                               Board Compensation

A director who is also an officer of the Company shall not receive additional compensation for such service as a director.

The form and amount of non-employee director compensation will be determined by the Committee and the Compensation Committee. These Committees shall evaluate annually the level and form of Board compensation in relation to comparable U.S. companies (in terms of size, industry, complexity, etc.) and report their findings and recommendations to the Board. Changes to director compensation will be proposed to the full Board for consideration. In order to align the interests of directors with stockholders, directors are encouraged to own stock in the Company, and to that end, part of director compensation shall be equity based.

17.                               Selection of Board Meeting Agenda Items

The Chairman of the Board, in consultation, with the Lead Independent Director, shall prepare an agenda for each meeting of the Board. Each Board member shall be free to suggest inclusion of items on the agenda as well as be free to raise at any Board meeting subjects that are not specifically on the agenda for that meeting.

18.                               Attendance at Board Meetings and Review of Board Materials and Information

Absent unusual circumstances, each Board member is expected to attend all meetings of the Board and committees on which such member serves and is expected to attend the Company’s Annual Meeting of Stockholders. Information and data that is important to the Board’s understanding of the business to be conducted at a Board or committee meeting should generally be distributed in writing to the directors before the meeting.  Each Board member is requested to review this information prior to the Board meeting to which it relates. It is understood, however, that materials regarding extremely confidential matters may not be delivered to directors in advance.

19.                               Board Meeting Presentations

As a general rule, Board meeting time is reserved for discussion.  Presentations on specific subjects are sent to directors in advance so that Board meeting time may focus on questions that the Board has about the material.  However, it is recognized that there may be occasions for which this general rule is not practical.

20.                               Attendance at Board Meetings by Senior Managers

The Board welcomes regular attendance of senior managers at Board meetings.  Should the Chairman and Chief Executive Officer wish to suggest that a senior manager attend on a regular basis, such suggestion shall be made to the Board for its concurrence.  The Board encourages management to, from time to time, bring managers into Board meetings who: (a) can provide additional insight into the items being discussed because of personal involvement in these areas, and/or (b) have future potential such that management believes he or she should be given exposure to the Board.

21.                               Board Access to Senior Managers and Independent Advisers

Directors have full access to senior management and are entitled to expect management to be responsive to requests for information from directors.  The directors will use their judgment to ensure that any such contact is not disruptive to the business operations of the Company and will, to the extent not inappropriate, copy the Chief Executive Officer on any written communications between a director and an officer or employee of the

Company.  Directors shall have access to the Company’s independent advisors following consultation with the Chairman of the Board and Chief Executive Officer.

22.                               Board Interaction with the Press, Customers and Other Constituencies

The Board believes that management should speak for the Company and that the Chief Executive Officer should be responsible for establishing effective communications with the Company’s various constituencies (such as stockholders, customers, employees, suppliers, community groups and governmental authorities).

It is expected that Board members would meet or otherwise communicate with the Company’s constituencies only with the knowledge of management and, absent unusual circumstances or as contemplated by committee charters, only at the request of management.  In instances when public comments from the Board (as distinct from the Company) are appropriate, they should, in most circumstances, come from the Chairman or Lead Independent Director.

23.                               Direct Stockholder Communication with the Board

Stockholders interested in communicating directly with the Board or any individual directors, including communication of concerns relating to accounting, internal accounting controls, audit matters, fraud or unethical behaviors, may do so by email to Directors@rcmt.com or by writing to the directors at the following address:

Name of Director or Directors

c/o Secretary to the Board of Directors

RCM Technologies, Inc.

2500 McClellan Avenue, Suite 350

Pennsauken, NJ 08109-4613

Information regarding these methods of communication can be found on the Company’s web site, www.rcmt.com, under “Corporate Governance.”

All correspondence received is opened and screened for security purposes and is then entered into a log for tracking purposes. The Corporate Secretary of the Company reviews such correspondence and provides the Board at each of its meetings with a summary of all such correspondence and a copy of any correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or the standing committees of the Board or that otherwise requires their attention.  The Corporate Secretary will not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. Correspondence relating to accounting, internal controls or auditing matters is immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Stockholders will receive a written acknowledgement from the Corporate Secretary upon receipt of a written complaint or concern. All communications are treated confidentially, and stockholders can remain anonymous when communicating their concerns.

24.                               Number, Structure and Independence of Board Committees

The Board currently has three standing committees: Audit, Compensation and Nominating and Corporate Governance. Membership on the Audit, Compensation and Nominating and Corporate Governance Committees is limited to directors who are determined to be independent in accordance with the criteria established by NASDAQ.

Each of the Audit and Compensation Committees and, if it or the Board deems appropriate, the Nominating and Corporate Governance Committee, shall have its own charter, copies of which shall be made available on the Company’s website. The charters shall set forth the purposes, duties, responsibilities and authority of the committees as well as qualifications for committee membership, if any, procedures for committee member appointment and removal, committee structure and operations and committee reporting to the Board.

The Chairman of each committee, in consultation with the committee members, will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The Chairman of each committee, in consultation with the appropriate members of the committee and management, will develop the committee’s agenda.

Each of the Audit, Compensation and Nominating and Corporate Governance Committees shall have the authority to retain and direct outside counsel, experts and other advisors as they determine appropriate to assist in the full performance of their functions, without consulting or obtaining the approval of any officer of the Company in advance and the fees of any such advisors will be paid by the Company.

The Board may, from time to time, form new committees or disband current committees as it deems necessary or appropriate.

25.                               Assignment and Rotation of Committee Members

The Committee shall be responsible, after consultation with the Chairman of the Board and the Lead Independent Director and with consideration of the desires of individual Board members, for making recommendations to the Board with respect to the assignment of Board, members to various committees. After reviewing the Committee’s recommendations, the Board shall be responsible for appointing the Chairman and members to the committees on an annual basis.

The Committee shall annually review the Committee assignments and shall consider the rotation of the Chairman and members with a view toward, balancing the benefits derived from continuity against the benefits derived from the diversity of experience and viewpoints of the various directors. With regard to the Chairman of the Committee, such position shall rotate at least once every three years.

26.                               Annual Self-Evaluation

The Board will conduct an annual self-evaluation of its performance and the performance of the Audit, Compensation and Nominating and Corporate Governance Committees to determine whether it and its committees are functioning effectively. The Committee will establish and maintain a process that will facilitate input from all directors and will report annually to the Board with an assessment of the Board’s performance. The assessment will focus on the Board’s contribution to the Company and specifically focus on areas in which the Board or management believes that the Board could improve. The Committee will utilize the results of this self-evaluation process in assessing and determining the characteristics and critical skills required of prospective candidates for election to the Board, and making recommendations to the Board with respect to assignments of Board members to various committees.

27.                               Formal Evaluation of the Chief Executive Officer

The Compensation Committee will undertake an annual evaluation of the Chief Executive Officer and reports its findings and recommendations to the Board.  The Chairman of the Compensation Committee (together with the Chairman of the Board or, if the Chairman is also the Chief Executive Officer, the Lead Independent Director) communicates the Board’s conclusions to the Chief Executive Officer. The evaluation is based on objective criteria including performance of the business, accomplishment of long-term strategic objectives, development of management, etc. The Compensation Committee uses the evaluation in determining the Chief Executive Officer’s compensation.

28.                               Succession Planning

The Committee will make an annual report to the Board on succession planning. The entire Board will work with the Committee to consider and evaluate potential successors to the position of Chief Executive Officer or, if no potential successors are within the Company, to determine alternatives such as conducting an executive search. To assist the Board, the Chief Executive Officer shall prepare and distribute to the Board an annual report on succession, planning for all senior officers of the Company with an assessment of senior managers and their potential to succeed the Chief Executive Officer and other senior management positions. In addition, the Chief Executive Officer shall prepare, on a continuing basis, a short-term succession plan which delineates a temporary delegation of authority to certain officers of the Company, if all or a portion of the senior officers should unexpectedly become unable to perform, their duties. The short-term succession plan shall be approved by the Board and shall be in effect until the Board has the opportunity to consider the situation and take action, when necessary.

29.                               Publication of Corporate Governance Guidelines and Committee Charters

The Board shall publish on the Company’s web site these Corporate Governance Guidelines and the Charters of the Audit and Compensation Committees and, if applicable, the Nominating and Corporate Governance Committee and make them available upon request as required by the listing standards of the NASDAQ and the applicable rules of the Securities and Exchange Commission.